Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Pamela Marsh (626)535-8465

INDYMAC ANNOUNCES RECORD QUARTERLY EPS OF $0.66

PASADENA, Calif. – April 30, 2003 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported earnings of $36.9 million, representing a record $0.66 per share for the first quarter of 2003. IndyMac has also filed its Form 10-Q for the first quarter with the Securities and Exchange Commission. IndyMac’s Form 10-Q is available on IndyMac’s Web site at www.indymacbank.com.

Highlights of the Quarter

•	Return on average equity of 17.2%, return on average assets of 1.5%

•	Record mortgage loan production of $6.5 billion, up 59% in comparison with the first quarter of 2002

•	Record pipeline of mortgage loans in process of $6.0 billion at March 31, 2003, up 101% over March 31, 2002 and up 27% from year end

•	Mortgage loans held for sale of $2.6 billion are double the level at the end of the first quarter of 2002 and are up 17% from the fourth quarter end

•	Portfolio of mortgage loans serviced for others of $28 billion, reflecting growth of 22% over the prior year and 9% since year-end, even with substantial prepayments

•	Non-performing assets remained low at 1.0% of total assets, down from 1.7% at March 31, 2002

Quarterly Cash Dividend

On April 29, 2003, IndyMac’s Board of Directors declared a cash dividend of $0.10 per share, payable June 19, 2003 to shareholders of record on May 15, 2003.

“IndyMac delivered another strong quarter highlighted by record loan production and significant growth in our pipeline of mortgage loans in process. Our pipeline at the end of the quarter was more than double the level a year ago. Interest rates at 40-year lows continued to support a very strong mortgage origination environment in the first quarter of this year, while placing our investment portfolio activities including the servicing-related assets under pressure due to continued unprecedented refinancing activity. We continued to increase our portfolio of mortgage loans serviced for others as we expect this asset to provide substantially stronger returns when the refinancing boom, now in its third wave, begins to abate at some point in the future,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer.

“We expect the strong mortgage origination environment to continue throughout the majority of this year. In fact, the MBA recently concluded in its updated forecast that industry mortgage originations in 2003 will surpass the record levels achieved in 2002. As a result of the strong mortgage market this year, we expect that our EPS for 2003 will be at the upper end of our previously forecasted range of $2.41 to $2.75. With our continued focus on customer, product and geographic expansion across our multiple production channels, we believe we are positioned to outperform our peers as the transition to a more normal mortgage market occurs,” concluded Mr. Perry.

Conference Call

On Wednesday, April 30, 2003, at 12:00 P.M. EDT (9:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call in conjunction with its Annual Shareholders’ Meeting to discuss the results of the first quarter and the Company’s prospects, followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast Access: http://www.indymacbank.com

•	The telephone dial-in number is (888) 857-6932, access code #368430

•	The replay number is (888) 203-1112, access code #368430

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on April 30th through May 9th and will be available on IndyMac’s Web site at www.indymacbank.com.

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IndyMac Bank is a leading technology-based mortgage lender with its award-winning e-MITS® platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet. IndyMac provides mortgage products and services through its business relationship division, IndyMac Mortgage Bank, and its consumer direct division, IndyMac Consumer Bank.

IndyMac Mortgage Bank offers multi-channel distribution of its mortgage products and services through a nationwide network of mortgage brokers, mortgage bankers, financial institutions, Realtors® and homebuilders. The Mortgage Bank also provides commercial loans to homebuilders for the purpose of constructing new single-family residences.

IndyMac Consumer Bank offers mortgage products and services directly to consumers through the Internet, telephone and its Southern California branch structure. The Consumer Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

Through its Investment Portfolio Group, IndyMac services $31 billion of mortgage loans and invests in single-family residential mortgage loans, mortgage-backed securities and mortgage servicing rights to provide core, stable net interest and fee income.

Founded in 1985, IndyMac Bancorp is the largest savings and loan headquartered in Los Angeles and the 15th largest nationwide (based on assets). IndyMac’s management is committed to delivering superior returns and increasing shareholder value. IndyMac’s total annualized return to shareholders for the period 1993 through March 31, 2003 of 21%, under its current management team, has exceeded the comparable returns of 11% and 9% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Web site at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders, and from loan sales and securitizations, to fund mortgage loan originations, and portfolio investments; the execution of IndyMac’s growth plans related to the consumer banking operation; the impact of current, pending or future legislation and regulations; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including this Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

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